Exhibit 10.1

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this "Agreement") dated as of December 31, 2015 is entered into by and among the parties listed on Schedule 1 attached hereto (collectively, together with their successors and permitted assigns, the "Obligors"), and YA Global Investments, L.P. (the "Lender"), a Cayman Island exempt limited partnership with an office at 1012 Springfield Avenue, Mountainside, New Jersey 07092, as collateral agent for itself and for certain other lenders (the "Other Lenders"), in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:
WHEREAS, the Obligors entered into certain financing arrangements with the Lender and the Other Lenders;
WHEREAS, one or more defaults or events of default occurred under the terms and conditions of such financing arrangements between the Obligors and the Lender and the Other Lenders;
WHEREAS, in connection with such defaults and/or events of default, the Obligors and the Lender entered into a certain Second Global Forbearance Agreement dated as of February 29, 2012 (as amended and in effect from time to time, the "Forbearance Agreement").  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Forbearance Agreement;
WHEREAS, the Lender, and such of the Other Lenders who opt to join in, and the Obligors have agreed to settle certain of the Obligations pursuant to the terms and conditions of a certain Settlement Agreement of even date herewith (the "Settlement Agreement"); and
WHEREAS, it is a condition to the Lender's agreements, and the agreements of the Other Lenders who opt into the Settlement Agreement, under the Settlement Agreement that the Obligors execute and deliver this Agreement to the Lender.
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties hereto agree as follows:
1.	DEFINITIONS
As used above and in this Agreement, the following terms shall have the meanings ascribed to them below:

1.1
"Affiliate" means, with respect to any Person, each other Person that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person.  For the purpose of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2	"Business Day" means any day (except Saturday and Sunday) on which commercial banking institutions in Mountainside, New Jersey are open for business.
1.3
 "Confidential Information" means all confidential and proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one party hereto to another party hereto pursuant to this Agreement and designed as confidential, including information relating to the disclosing party's existing or proposed research, development efforts, patent applications, business or products, financial information, and the terms of this Agreement.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a)    were already known to the receiving party (other than under an obligation of confidentiality) at the time of disclosure by the disclosing party;
(b)    were generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of the receiving party in breach of such party's confidentiality obligations under this Agreement;
(d)    were subsequently lawfully disclosed to the receiving party by a Third Party who, to the receiving party's knowledge, had no obligation to the disclosing party not to disclose such information to others;
(e)    were independently discovered or developed by or on behalf of the receiving party without the use of the Confidential Information belonging to the disclosing party; or
(f)    are approved for release by the disclosing party in writing.
1.4 "Copyrights" shall mean all copyrights, copyright applications and like protections in each work of authorship or derivative work thereof of the Obligors, whether registered or unregistered, whether published or unpublished and whether or not constitute a trade secret, together with any goodwill of the business connected with, and symbolized by, any of the foregoing.
1.5 "Copyright Licenses" shall mean all agreements, whether written or oral, providing for the grant by or to the Obligors of any right under any Copyright.
1.6            "Excluded Items" means the license fees and other income generated from the specific existing license agreements listed on Schedule 2 attached hereto, as such license agreements are currently in effect as of the date hereof, as evidenced by copies of such license agreements provided to Lender on or before the date hereof, without giving effect to any amendments or modifications of such license agreements occurring from and after the date hereof.

1.7            "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.
1.8            "General Intangibles" shall have the meaning set forth in Article 9 of the Uniform Commercial code as in effect from time to time in the State of New Jersey.
1.9            "Governmental Authority" means any court, tribunal, arbitrator, agency, ministry, legislative body, commission, department, bureau, official or other entity of the government of any country or any state, province, region, local, county, city or other political subdivision thereof, or any supranational body.
1.10            "Intellectual Property" means all of the following property, whether now owned or existing or hereafter acquired or arising, together with all products, proceeds, substitutions, and accessions of or to any of the following property;
(a)    All Copyrights and Copyright Licenses;
(b)    All Patents and Patent Licenses;
(c)    All Trademarks and Trademark Licenses;
(d)    All other Licenses;
(e)    All renewals of any of the foregoing;
(f)    All trade secrets, know-how and other proprietary information; works of authorship and other copyright works (including copyrights for computer programs), and all tangible and intangible property embodying the foregoing; inventions (whether or not patentable) and all improvements thereto; industrial design applications and registered industrial designs; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases, and other physical manifestations, embodiments or incorporations of any of the foregoing, and any Licenses in any of the foregoing, and all other proprietary rights;
(g)    All General Intangibles connected with the use of, or related to, any and all of the foregoing (including, without limitation, all goodwill of each Obligor and its business, products and services appurtenant to, associated with, or symbolized by, any and all of the foregoing and the use thereof);
(h)    The right to sue for past, present and future infringements, misappropriations, and dilutions of any of the foregoing; and
(i)    All of the Obligors' rights corresponding to any of the foregoing throughout the world.

1.11 "Intellectual Property Income" means all gross income, royalties, license fees, reimbursements, proceeds, settlements, damages, consulting fees, and payments or other consideration of every kind and nature (other than the Excluded Items), all calculated prior to any netting, deduction or set-off of any expenses, taxes, or other amounts, whether now and hereafter owed, due and/or payable under, or with respect to, or in connection with, any Intellectual Property, which is paid to or received by the Obligors or any one of them, whether directly or indirectly, including, without limitation, payments under all Licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations or dilutions thereof, provided, however, that with respect to settlements, awards, damages and the like for which an Obligor was required to retain outside counsel in order to obtain or secure, the actual, out of pocket costs and expenses of such outside counsel (provided that such outside counsel is an unrelated, third party), including a reasonable contingency fee, may be deducted from the amounts received from such settlements, awards, damages and the like before calculating the Royalty due in connection with the same.  Without limiting the generality of the foregoing, the term Intellectual Property Income shall include any payments, distributions, or other amounts paid to Genarex LLC by, or on account of or in connection with its ownership interest in, Genarex FD LLC.
1.12          "Legal Requirement" means any statute, law, treaty, rule, regulation, guidance, approval, order, decree, writ, injunction or determination of any Governmental Authority, court or arbitrator of competent jurisdiction; and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.
1.13          "Licenses" shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses, and any other license providing for the grant by or to the Obligors of any right under any Intellectual Property.
1.14          "Patents" shall mean all patents and applications for patents of the Obligors, and the inventions and improvements therein disclosed, and any and all divisions, revisions, reissues and continuations, continuations-in-part, extensions, and reexaminations of said patents.
1.15          "Patent Licenses" shall mean all agreements, whether written or oral, providing for the grant by or to the Obligors of any right under any Patent.
1.16            "Person" means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such Person.
1.17            "Subordination Agreement" means that certain Subordination Agreement dated as of December 31, 2015 entered into by, among others, TCA Global Credit Master Fund, LP and the Lender.
1.18             "Third Party" means any Person that is neither a party to this Agreement nor an Affiliate of a party to this Agreement.
1.19            "Trademarks" shall mean all trademarks, trade names, corporate names, company names, domain names, business names, fictitious business names, trade dress, trade styles, service marks, designs, logos and other source or business identifiers of the Obligors, whether registered or unregistered, together with any goodwill of the business connected with, and symbolized by, any of the foregoing.

1.20            "Trademark Licenses" shall mean all agreements, whether written or oral, providing for the grant by or to the Obligors of any right under any Trademark.
2.	ROYALTY
2.1	Royalty Agreement.
(a)    This Agreement and the royalties payable pursuant to the terms of this Agreement are entered into and agreed to in connection with, and as part of the consideration for, the Settlement Agreement.  The Obligors acknowledge and agree that they have received significant and immediate consideration for the Royalty (as defined below) granted herein in the form of debt being exchanged for the right to receive the Royalty.
(b)    Royalty Amount.  For good and valuable consideration, the Obligors agree from and after the date of this Agreement to pay to the Lender (at the times and in the manner set forth in Section 2.2 below) ongoing royalty payments equal to fifteen percent (15%) of all of the Obligors' Intellectual Property Income (the "Royalty").
2.2	Payment of the Royalty. The Royalty shall be payable as follows:
(a)    The Obligors hereby covenant and agree to instruct in advance (pursuant to the terms of a letter of direction in a form acceptable to Lender) all of their legal counsel handling any matters related to the Obligors' Intellectual Property (including, without limitation, Cantor Colburn LLP) to remit the Royalty from any settlement or litigation proceeds, payments, or other amounts obtained or received by Obligors' counsel directly to Lender upon such counsel's receipt of the same.  If notwithstanding the foregoing, such counsel fails to immediately remit the Royalty relating to such settlement or litigation proceeds to Lender, or if such settlement or litigation proceeds are delivered to or received by the Obligors, the Obligors shall immediately cause such counsel to remit the Royalty to the Lender, or in the case of proceeds delivered to or received by the Obligors, immediately remit the Royalty due therefrom to Lender.
(b)    With respect to Intellectual Property Income that is not generated from settlement or litigation proceeds, the Royalty due in connection therewith shall be payable quarterly.  No later than two (2) Business Days following the last day of each calendar quarter (commencing with the calendar quarter ending March 31, 2016), the Obligors shall pay to Lender the Royalty for such calendar quarter.  On the same day the Obligors make a Royalty payment pursuant to this Section 2.2, the Obligors shall deliver to Lender a written statement in reasonable detail showing all Intellectual Property Income by source and amount during such calendar quarter and the Obligors' computation of the Royalty for such calendar quarter.
(c)    All Royalty payments shall be made by wire transfer of immediately available funds to the account previously designated in writing to the Obligors by Lender, or such new or additional account(s) as Lender shall designate in writing to the Obligors at least five (5) Business Days prior to the date such Royalty payment shall be due.

2.3
Royalty Payments Following Termination. The termination of this Agreement shall not terminate the obligation of the Obligors, or its Affiliates, licensees or assignees, to pay any Royalty accrued prior to such termination.  Upon termination of this Agreement, Lender shall have the right to retain any Royalty already paid by the Obligors under this Agreement.

2.4
Defaulted Royalty Payments. Any Royalty not paid when due (including any Royalty not paid as a result of the provisions of the Subordination Agreement) shall bear interest at a rate equal to the lower of (i) the highest rate permitted by applicable law, and (ii) fourteen percent (14%) per annum.

2.5	Audit Right.
(a)    Upon not less than five (5) days' prior written notice, Lender shall have the right to audit the books and records of the Obligors (including those obtained from third parties) relating to sales or other transactions included in the definition of Intellectual Property Income for the purposes of determining the correctness of the Obligors' computation and payment of the Royalty. Such audit shall be conducted during normal business hours by a national public accounting firm selected by Lender and reasonably acceptable to the Obligors.  The cost and expense of one such audit each calendar year shall be paid by the Obligors. Lender may conduct more frequent audits, but any additional audits shall be at Lender's cost and expense.  The Obligors shall provide Lender and such accounting firm with access to all pertinent books and records and shall reasonably cooperate with such accounting firm's efforts to conduct such audit.  If such audit determines that there has been an underpayment of the aggregate Royalty due for the period being audited of more than $2,500 (an "Underpayment"), Lender shall notify the Obligors of the amount of such Underpayment (the "Underpayment Notice") and make the audit papers for the relevant period available to the Obligors.
(b)    Within five (5) Business Days after receipt of the Underpayment Notice, the Obligors may either inform Lender in writing that the Obligors agree with the calculation of the Underpayment or object to such calculation in writing, setting forth each of the Obligors' objections (the "Obligor Objections").  Any items included in the Underpayment Notice which are not disputed by the Obligors in the Obligor Objections shall be deemed agreed to by the Obligors.  If the Obligors deliver the Obligor Objections and the parties do not resolve all such Obligor Objections on a mutually agreeable basis within fifteen (15) Business Days after Lender's receipt of the Obligor Objections, any Obligor Objections as to which Lender and the Obligors cannot agree upon may be submitted by either Lender or the Obligors to a mutually acceptable national public accounting firm (the "Designated Accounting Firm") for resolution as provided herein.  If the Obligors and Lender are unable to agree on a mutually acceptable Designated Accounting Firm, then the Designated Accounting Firm shall be an independent accounting firm of nationally recognized reputation which shall be selected by lot after the Obligors and Lender have each proposed two (2) firms and excluded one (1) firm proposed by the other.  Subject to the limitations set forth below, the Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding Obligor Objections and the decision of the Designated Accounting Firm shall be final and binding upon the parties.  Upon the agreement of the parties or the decision of the Designated Accounting Firm, the calculation of the Underpayment, as adjusted based on the parties' agreement or the decision of the Designated Accounting Firm, as applicable, shall be final and conclusive.  If the Obligors fail to deliver any Obligor Objections to Lender within the first five (5) Business Day period referred to above, the Underpayment Notice delivered by Lender and the calculations set forth therein shall be final and binding on the parties.  In resolving any disputed item, the Designated Accounting Firm (i) shall be bound by the provisions of this Section 2.5(b), (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Lender or the Obligors, (iii) shall restrict its decision to such items included in the Obligor Objections which are then in dispute, (iv) may review only the written presentations of Lender and the Obligors in resolving any matter which is in dispute and (v) shall render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it.  Upon the resolution of all Obligor Objections, the calculation of the Underpayment shall be revised to reflect the resolution.  If the Obligors make any Obligor Objections, the fees, costs and expenses of the Designated Accounting Firm shall be paid (i) by the Obligors if the Obligor Objections are resolved in favor of Lender, or (ii) by Lender if the Obligor Objections are resolved in favor of the Obligors.  If the Obligor Objections are resolved part in favor of the Obligors and part in favor of Lender, such fees, costs and expenses shall be shared by Lender and the Obligors in proportion to the aggregate amount of the Obligor Objections resolved in favor of the Obligors compared to the aggregate amount of the Obligor Objections resolved in favor of Lender.

(c)    If there is an Underpayment as finally determined in accordance with this Section 2.5, the Obligors shall pay an amount to Lender equal to such Underpayment and shall reimburse Lender for the reasonable out-of-pocket costs (including accountants' fees) incurred by Lender in connection with the audit contemplated in Section 2.5(a) above, in each case, within five (5) Business Days following the final determination of the Underpayment in accordance with this Section 2.5.
3.	SECURITY INTEREST
The Obligors' obligations under this Agreement are secured by a certain Intellectual Property Security Agreement dated as of January 8, 2008, entered into by and among the Obligors and the Lender, as such agreement may be amended from time to time and in effect.
4.	RESTRICTIONS ON DISTRIBUTIONS
At any time during the term of this Agreement during which Lender is blocked from receiving Royalty payments pursuant to the provisions of the Subordination Agreement, the Obligors shall not make or pay any distributions, dividends, bonuses, or other payments, remuneration, compensation, or consideration of any nature to their respective principals, shareholders, members, partners, managers, owners, or other equity holders or similar parties except for regular base salary payments and normal benefits at levels consistent with the Obligors' historical practices.

5.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS
The Obligors represent and warrant to the Lender, as of the date of this Agreement, that:

5.1
Organization.  Each of the Obligors is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and each of the Obligors has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted and as is currently contemplated to be conducted.

5.2
Authority; Execution; Enforceability.  (i) Each of the Obligors has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, (ii) no consent of any party is required for each of the Obligors to execute, deliver and perform its obligations under this Agreement, and (iii) the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by each of the Obligors. This Agreement has been duly executed and delivered by each of the Obligors and constitutes the legal, valid and binding obligation of each of the Obligors, enforceable against each of the Obligors in accordance with its terms.

5.3
No Violation. The execution, delivery and performance of this Agreement by the Obligors, and the Obligors' compliance with the terms and conditions hereof, is not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any provision of the certificate of formation, operating agreement or other organizational or governance documents of any of the Obligors, any contract, agreement or instrument binding on or affecting any of the Obligors, or any Legal Requirement applicable to any of the Obligors.

5.4
Financial Condition. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against any of the Obligors or any of their respective assets or properties, nor has any such proceeding been threatened.  No Obligor has contemplated or taken any action in contemplation of the institution of any such proceeding.

5.5
No Brokers or Finders.  The Obligors have not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of the Obligors, any liability for brokerage or finders' fees or agents' commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement, or any other agreement or instrument to be entered into in connection with the transactions contemplated by any of the foregoing.

5.6
Tax Returns and Payments. The Obligors have timely filed, and will timely file, all tax returns and reports required by applicable Legal Requirements, and the Obligors have timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by each of the Obligors.

5.7	Compliance with Legal Requirements; Permits.

(a)    Borrower and its Subsidiaries have complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations applicable to Borrower, including, but not limited to, those relating to their ownership of real or personal property, the conduct and licensing of their business, possession and maintenance of all permits required to operate their business, compensation and benefits payable or provided to their employees, and all environmental matters.
(b)    The Intellectual Property is being developed, tested, manufactured, distributed, promoted, advertised and otherwise commercialized, as applicable, in compliance with all applicable Legal Requirements.
5.8
Litigation.  Except as disclosed to Lender in writing, there is no claim, suit, litigation, proceeding or investigation pending or threatened against or affecting the Obligors.  The Obligors will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against any one or more of the Obligors.

5.9
Intellectual Property.  Except as has been previously disclosed in writing to Lender, the Obligors are not the holders of any Intellectual Property other than "shrink wrap" licenses that are not exclusive and are generally available on commercially reasonable terms.  No Obligor will, in the future, enter into any License as licensee that prohibits the Obligor from granting Lender a security interest in the same, unless the License is not exclusive and generally available on commercially reasonable terms.  The Obligors own or are a licensee of all intellectual property rights necessary for the conduct of its business or operations as currently conducted (and as currently contemplated to be conducted) and that are material to the financial condition, business or operations of the Obligors.  The use of such intellectual property by the Obligors does not and has not been alleged by any Person to infringe on the rights of any Person.

5.10
Undisclosed Liabilities.  The Obligors do not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) required to be disclosed in a balance sheet prepared in accordance with GAAP (including the notes thereto) arising out of transactions entered into at or prior to the date hereof other than liabilities set forth on the latest financial statements (including any notes thereto).

6.	COVENANTS OF THE OBLIGORS
At all times during the term of this Agreement, the Obligors shall comply with each of the following covenants:

6.1	Information Reporting. The Obligors, at their own cost and expense, shall provide Lender with the following, in the same form which shall be in a form reasonably acceptable to Lender:
(a)    Quarterly reports detailing all Intellectual Property Income for the calendar quarter just ended within 10 days after the end of each calendar quarter;
(b)    Quarterly, consolidated financial statemen

ts within 45 days after the end of each calendar quarter;
(c)    Annual, unqualified consolidated financial statements, audited by independent certified public accountants reasonably acceptable to Lender, within 90 days after the end of each calendar year of the Obligors;
(d)    Such other reports and financial information as Lender may reasonably request.
6.2	Insurance. The Obligors will maintain appropriate commercial, general liability, and product liability insurance coverage, which insurance shall be acceptable to Lender in all respects.
6.3
Accounting Practices.  The Obligors will not engage in (i) any sales loading practices or any other promotional sales or discount activity with any Persons with the intent to accelerate or delay sales to a period that would otherwise be expected to occur in another period, (ii) any practice intended to have the effect of accelerating or delaying to a period collections of receivables that would otherwise be expected to be made in another period or (iii) any practice intended to have the effect of accelerating or delaying to a period payments by the Obligors that would otherwise be expected to be made in another period.

7.	CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS
7.1
Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, during the term of this Agreement, each party shall, upon receiving or learning of any Confidential Information of the other party, keep such Confidential Information confidential.  The receiving party shall advise its Affiliates, employees and consultants who might have access to the disclosing party's Confidential Information of the confidential nature thereof.  The receiving party shall not disclose any Confidential Information of the disclosing party to any Affiliate, employee or consultant who does not have a need for such information, and in any event, the receiving party shall be liable for any breach of the obligations set forth in this Section 7 by the receiving party's Affiliates, employees and consultants.

7.2
Authorized Disclosure.  Notwithstanding the foregoing, each party may disclose Confidential Information of the other party to a Third Party to the extent such disclosure is required to be disclosed by the receiving party under a court order, is reasonably necessary to comply with applicable Legal Requirements or is otherwise disclosed in connection with required submissions of information to tax authorities or other Governmental Authorities; provided that if a party is required by law to make any such disclosure of the disclosing party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the disclosing party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).

7.3
Unauthorized Disclosure.  If either party becomes aware or has knowledge of any unauthorized disclosure of the other party's Confidential Information, it shall promptly notify the disclosing party of such unauthorized disclosure.

7.4
Public Announcements.  No party hereto shall make any public announcement regarding the terms of this Agreement, unless such disclosure is required by the order of a court, or to comply with applicable Legal Requirements, or consistent with any disclosure previously approved by the other party, or as authorized by the other party is writing.

8.	INDEMNIFICATION
8.1
Indemnification by the Obligors.  The Obligors shall, at the Obligors' sole cost and expense, defend, indemnify and hold Lender, its general partner, and its investment manager, the Other Lenders, and each of the foregoing parties' respective agents, servants, attorneys, advisors, administrators, officers, directors, employees, affiliates, partners, parents, subsidiaries, shareholders, members, managers, predecessors, successors, and assigns (each an "Indemnitee" and collectively, the "Indemnitees") harmless from and against any and all losses, costs, damages, fees or expenses (including reasonable attorney's fees and expenses) incurred in connection with or arising out of any claim relating to: (a) any breach by the Obligors, or any one of them, of any of their representations, warranties or obligations pursuant to this Agreement; (b) any gross negligence or willful misconduct of any one or more of the Obligors, any of their respective Affiliates, or any of their respective directors, officers, employees, agents and equity holders; (c) the development, use, and sale of any of the Intellectual Property, or any products or processes related thereto; (d) any violation of applicable Legal Requirements by any one or more of the Obligors, or any of their respective Affiliates, or any of their respective directors, officers, employees, agents and equity holders, and (e) any litigation, claims, or causes of action related to or arising out of the Intellectual Property.

8.2	Each Indemnitee shall be an express third party beneficiary of this Section 8, and shall be entitled to enforce the provisions of this Section 8 as if such Indemnitee were a party to this Agreement.
9.	GENERAL PROVISIONS
9.1          Notices.  All notices, consents, waivers, acceptances, rejections and other communications hereunder shall be in writing and shall be (i) delivered by hand or (ii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):
To the Obligors:	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, GA 30005 Attention: Kevin Kreisler

To Lender:	c/o Yorkville Advisors, LLC
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: ________________

with a copy to:

Douglas K. Clarke, Esquire
Riemer & Braunstein LLP
3 Center Plaza
Boston, MA 02108
Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; or (y) if sent by certified mail or a nationally recognized overnight delivery service, on the day of delivery if delivered during normal business hours on a Business Day and, if otherwise, on the first Business Day after delivery.
9.2            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument.
9.3            Currency.  Unless otherwise expressly set forth in this Agreement, all payments hereunder shall be in United States Dollars.
9.4            Governing Law.  The validity, construction and effect of this Agreement shall be governed by the internal laws of the State of New Jersey but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New Jersey.
9.5            Complete Agreement.  This Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.
9.6            Assignment.  No Obligor shall assign its rights or obligations under this Agreement to any Person, nor shall any Obligor merge with, or be sold or transferred to, a non-Obligor, without the prior written consent of the Lender.  The Lender may assign its rights and obligations hereunder by delivering written notice of such assignment to the Obligors.
9.7            Expenses.  Except as set forth in the Settlement Agreement, each party hereto will be responsible for and bear all of its respective costs and expenses incurred in connection with the transactions contemplated by this Agreement.
9.8            No Third Parties Benefitted.  Except as expressly provided in Sections 4 and 9, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or interest under, or because of the existence of, this Agreement.

9.9            Remedies.                          The Obligors agree that if this Agreement is breached, without limiting any other remedy available herein, at law or in equity, an injunction, restraining order, specific performance, and other forms of equitable relief or money damages or any combination thereof shall be available to Lender (without any requirement of posting a bond as a condition to obtaining such relief).
9.10            Term.  This Agreement is a continuing agreement and shall remain in full force and effect until terminated upon the mutual written agreement of the Obligors and Lender. The terms and provisions of Sections 2.4, 2.5, 7, 8 and 9 shall expressly survive any termination of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

 THE "OBLIGORS"

VIRIDIS CAPITAL LLC
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GREENSHIFT CORPORATION
 (f/k/a GS CleanTech Corporation)
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

GS CLEANTECH CORPORATION
 (f/k/a GS Ethanol Technologies, Inc.)
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

GS COES (YORKVILLE I), LLC

By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GREENSHIFT ENGINEERING, INC.
 (f/k/a GS Carbon Dioxide Technologies, Inc.)
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

GS GLOBAL BIODIESEL, LLC,
By GS COES (Yorkville I), its sole member

By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GS AGRIFUELS CORPORATION
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

NEXTGEN ACQUISITION, INC.
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

NEXTGEN FUEL INC.
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

SUSTAINABLE SYSTEMS, INC.
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

SUSTAINABLE SYSTEMS LLC
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GS DESIGN, INC.
 (f/k/a Warnecke Design Service, Inc.)
By /s/ Kevin Kreisler
 Name: Kevin Kreisler
Title:  Chief Executive Officer

GS RENTALS, LLC
(f/k/a Warnecke Rentals, LLC),
 by GS Design, Inc., its sole member
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

ECOSYSTEM TECHNOLOGIES, LLC,
 by Adarna Energy Corporation, its sole member
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GS BIG MANAGEMENT, LLC,
by GS COES (Yorkville I), LLC, its sole member
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GS COES (ADRIAN I), LLC
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GS TECHNOLOGY, LLC,
 by GS COES (Yorkville I), LLC, its sole member
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

GENAREX LLC
By /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Manager

"SECURED PARTY"

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC,
 its Investment Manager
By /s/ Mark Angelo
Name:                           Mark Angelo
Title:             Managing Member

SCHEDULE "1"
Obligors

Name	Address
Viridius Capital LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GreenShift Corporation (f/k/a GS CleanTech Corporation)	5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS CleanTech Corporation (f/k/a GS Ethanol Technologies, Inc.)	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS COES (Yorkville I), LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS Design, Inc. (f/k/a Warnecke Design Service, Inc.)	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS Rentals, LLC (f/k/a Warnecke Rentals, LLC)	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GreenShift Engineering, Inc.	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS AgriFuels Corporation	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005

NextGen Acquisition, Inc.	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
NextGen Fuel Inc.	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
Sustainable Systems, Inc.	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
Sustainable Systems LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS Global Biodiesel, LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS Big Management, LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS COES (Adrian I), LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
GS Technology, LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
EcoSystem Technologies, LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005
Genarex LLC	c/o GreenShift Corporation 5950 Shiloh Road East, Suite N Alpharetta, Georgia 30005

SCHEDULE "2"

Obligor's Existing License Agreements

1.	Early Adopter License Agreement dated April 16, 2012 between GS CleanTech Corporation and ABE South Dakota LLC.
2.	Early Adopter License Agreement dated July 8, 2011 between GS CleanTech Corporation and The Andersons Clymers Ethanol, LLC.
3.	Early Adopter License Agreement dated July 19, 2011 between GS CleanTech Corporation and The Andersons Marathon Ethanol LLC.
4.	Early Adopter License Agreement dated December 1, 2010 between GS CleanTech Corporation and Pixley Ethanol, LLC (Calgren).
5.	Early Adopter License Agreement dated July 1, 2010 between GS CleanTech Corporation and Center Ethanol Company, LLC.
6.	Early Adopter License Agreement dated October 1, 2011 between GS CleanTech Corporation and Chief Ethanol Fuels, Inc.
7.	Early Adopter License Agreement dated December 7, 2010 between GS CleanTech Corporation and Patriot Renewable Fuels, LLC, as amended (CHS Annawan).
8.	Early Adopter License Agreement dated August 3, 2010 between GS CleanTech Corporation and Corn, LP.
9.	License Agreement dated July 6, 2011 between GS CleanTech Corporation and Abe Fairmont, LLC, as amended (Flint Hills Resources – Fairmont LLC).
10.	License Agreement dated June 1, 2013 between GS CleanTech Corporation and Platinum Ethanol LLC, as amended (Flint Hills Resources – Arthur LLC).
11.	Early Adopter License Agreement dated July 19, 2010 between GS CleanTech Corporation and Green Plains Renewable Energy, Inc., as amended.
12.	Early Adopter License Agreement dated February 15, 2011 between GS CleanTech Corporation and Green Plains Commodities, LLC (LAKOTA).
13.	Early Adopter License Agreement dated February 15, 2011 between GS CleanTech Corporation and Green Plains Commodities, LLC (RIGA).
14.	Early Adopter License Agreement dated January 29, 2014 between GS CleanTech Corporation and Illinois Corn Processing LLC.
15.	Early Adopter License Agreement dated July 10, 2012 between GS CleanTech Corporation and GTL Resource USA, Inc. (IL River Energy).
16.	Early Adopter License Agreement dated April 1, 2010 between GS CleanTech Corporation and Marquis Energy, LLC, as amended January 1, 2011.
17.	Early Adopter License Agreement dated April 1, 2010 between GS CleanTech Corporation and Marquis Energy – Wisconsin, LLC.
18.	Early Adopter License Agreement dated October 2, 2012 between GS CleanTech Corporation and MGPI Processing, Inc.
19.	License Agreement dated May 31, 2011 between GS CleanTech Corporation and Sunoco, Inc.
20.	Early Adopter License Agreement dated June 11, 2010 between GS CleanTech Corporation and United Ethanol, LLC, as amended.